Exhibit 5.1

Yaron Tikotzky, Adv. (CPA)*

Eli Doron, Adv. & Notary

Ronen Kantor, Adv.

Amit Gross, Adv. & Notary

Dr. Shlomo Nass, Adv. (CPA)

Giora Gutman, Adv.

Rami Arie, Adv. (CPA)

Rachel (Goren) Cavallero, Adv.

Gil Mor, Adv. & Notary**

Sharon Fishman, Adv. & Notary

Efrat Hamami, Adv.

Tamir Kalderon, Adv.

Asaf Gershgoren, Adv. & economist

Efi Ohana, Adv. & economist

Asaf Hofman, Adv. & economist

Moti Philip, Adv.

Shai Glikman, Adv.

Rotem Nissim, Adv.

Hadas Garoosi, Adv.

Shmulik Cohen, Adv.

Izhak Lax, Adv.

Amit Moshe Cohen, Adv.

Shimon Gros, Adv. & Notary

Shahar Noah, Adv. (Tax advisor)

Amichai Nitzan Tzidkiyahu, Adv. (CPA)

Igal Rosenberg, Adv.

Ori Perel, Adv.

Shai Pnini, Adv.

Tsvia Shif, Adv.

Tali Pery, Adv.

Rachel Don Yehia, Adv.

Sandrine Dray, Adv. Mediator & Notary***

Nahi Hamud, Adv.

Yair Messalem, Adv.

Maayan Peled, Adv.

Liav Menachem, Adv. Notary & Mediator

Lilach Cohen-Shamir, Adv.

Israel Asraf, Adv. & Notary

Gali Ganoni, Adv.

Odelia Cohen-Schondorf, Adv.

Yana Shapiro Orbach, Adv.

Oren Geni, Adv.

Inbal Rachamim Avital, Adv.

Moran Ovadia, Adv.

Sonny Knaz, Adv.

Racheli Levi, Adv.

Bat-El Ovadia, Adv.

Aharon Eitan, Adv.

Rania Elime, Adv.

Haim Pesenzon, Adv.

Shaike Rakovsky, Adv.

Ronit Rabinovich, Adv.

Iris Borcom, Adv.

Omri Alter, Adv.

Shira Ben dov levi, Adv.

Inbal Naim, Adv.

Yonatan Gamarnik, Adv.

Ben Mugraby, Adv.

Liran Aharoni, Adv.

Shirli Shlezinger, Adv.

Michael Misul , Adv.

Jacob Bayarsky, Adv. & economist

Matan Hemo, Adv.

Tamir Shenhav, Adv.

Adi Ben yair- Yosef, Adv

Moshe Zoaretz, Adv.

Or Nass, Adv.

Nina Aharonov, Adv.

Rozit kabudi Doron, Adv.

Doron Pesso, Adv.

Adi Barnes-Ovdat, Adv.

Omri Yacov, Adv.

Noy Keren, Adv.

Liat Ingber, Adv.

Felix Naftaliev, Adv.

Lipaz Elimelch-Karni, Adv.

Eli Hirsch, Adv.

Maayan Gadalov,Adv.

Dov Alter, Adv.

Monica kevorkian karawani, Adv.

Dudi Braitman, Adv.

Faris Falah, Adv.

Shahaf Zuker, Adv.

Alexey Kvaktoun, Adv.

Lior Valzman Haimovich, Adv.

Elinor Yaakobi, Adv.

Dor Elkrif; Adv.

Netanel Rozenberg, Adv.

Hadar Raz, Adv.

Ilia Parkhomyuk, Adv.

Dana Hofman, Adv.

Omer Levi, Adv.

Yamit Halperin, Adv.

Moran Alezra, Adv.

Elinor Palma, Adv.

Lidor Amar, Adv.

Tali Kadosh, Adv.

Rami Zoabi, Adv.

Michelle Zohar-Peer, Adv.

Amin Ramadan, Adv.

Barak Harari, Adv.

Coral Opal, Adv.

Can-Fite BioPharma Ltd.                                                                          September 1, 2023

10 Bareket St.

Petach Tikva 4951778

Israel

Re:   Form F-3 Registration Statement

Ladies and Gentlemen:

We have acted as Israeli counsel for Can-Fite BioPharma Ltd., an Israeli company organized under the laws of the State of Israel (the “Company”), in connection with the registration statement on Form F-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about September 01, 2023 under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed offer and sale by the Company from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as shall be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”), of up to a $100,000,000 aggregate amount of any of all the following securities (the “Securities”): (i) American Depositary Shares (“ADSs”) representing ordinary shares, no par value per share, of the Company (“Ordinary Shares”), (ii) Ordinary Shares, (iii) warrants to purchase ADSs and/or Ordinary Shares, (“Warrants”), (iv) subscription rights (“Subscription Rights”) to purchase ADSs and/or Ordinary Shares, and (v) units comprised of one or more of the securities that are offered under the Prospectus (“Units”).

The Warrants will be issued under a warrant agreement (the “Warrant Agreement”) between the Company and a warrant agent (the “Warrant Agent”) and/or the Warrant holder. The Subscription Rights will be issued under a subscription rights agreement (the “Subscription Rights Agreement”) between the Company and a rights agent (the “Rights Agent”). The Units will be issued under a unit agreement (the “Unit Agreement”) between the Company and a unit agent (the “Unit Agent”).

We also have assumed that: (1) at the time of execution, issuance and delivery of any Warrants, the related Warrant Agreement will be the valid and legally binding obligation of the Warrant Agent and/or the Warrant holder, as the case may be, enforceable against such party in accordance with its terms; (2) at the time of execution, issuance and delivery of any Subscription Rights, the related Subscription Rights Agreement will be the valid and legally binding obligation of the Rights Agent, enforceable against such party in accordance with its terms; (3) at the time of the execution, issuance and delivery of the Units, the related Unit Agreement will be the valid and legally binding obligation of the Unit Agent, enforceable against such party in accordance with its terms.

Eli Kulas. Adv. Notary & Mediator – Of Counsel

Eli Chenchinski, Adv. - Of Counsel

Yaacov Wagner, Senior judge (retired), Adv.- L.L.M, Mediator & Arbitrator- Of Counsel

Jan Robinsohn, M.Jur. Adv. & Notary - Of Counsel

****

Giora Amir (1928-2020)

* Member of the New York State Bar

** Member of the Law Society in

England & Wales

*** Accredited by the consulate of France

**** Honorary Consul Of The Republic

Of Poland (ret.)

mail@dtkgg.com www.dtkgg.com

Haifa & Northern: 7 Palyam Blvd. Haifa,

(Phoenix House) 7th Floor, 3309510

Tel. +972-4-8147500 | Fax 972-4-8555976

Banking & Collection, 6th Floor

Tel. 972-4-8353700 | Fax 972-4-8702477

Romania: 7 Franklin, 1st District, Bucharest

Cyprus: 9 Zenonos Kitieos St., 2406 Engomi, Nicosia

Austria: Wildpretmarkt 2-4 | Mezzanin , A-1010 , Vienna

Central: B.S.R. Tower 4, 33th Floor,

7 metsada St. Bnei Brak, 5126112

Tel. 972-3-6109100 | Fax +972-3-6127449

Tel. 972-3-6133371 | Fax +972-3-6133372

Tel. 972-3-7940700 | Fax +972-3-7467470

Tel. 972-3-6114455 | Fax +972-3-6131170

SRF New York: 1185 Avenue of the Americas ,37th Floor | New York, NY 10036

We have assumed further that: (1) at the time of execution, issuance and delivery of any Warrants, the related Warrant Agreement will have been duly authorized, executed and delivered by the Company and the Warrant Agent and/or the Warrant holder, as the case may be; (2) at the time of execution, issuance and delivery of any Subscription Rights, the related Subscription Rights Agreement will have been duly authorized, executed and delivered by the Company and the Rights Agent; (3) at the time of execution, issuance and delivery of the Units, the Unit Agreement will have been duly authorized, executed and delivered by the Company and the Unit Agent; and (4) at the time of the issuance and sale of any of the Securities, the terms of the Securities, and their issuance and sale, will have been established so as not to violate any applicable law or regulation or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

For the purpose of the opinions expressed below, we have assumed further that after the issuance of the ADSs or the Ordinary Shares pursuant to the Registration Statement, the total number of issued Ordinary Shares, together with the total number of Ordinary Shares reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security then outstanding, will not exceed the total number of authorized share capital under the Company’s Amended and Restated Articles of Association.

Based upon the foregoing, in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein and the effectiveness of the Registration Statement under the Act, we are of the opinion that:

1.	With respect to the Ordinary Shares underlying ADSs and the Ordinary Shares, assuming the taking of all necessary corporate action to authorize and approve the issuance of any ADSs and/or Ordinary Shares, as the case may be, the terms of the offering thereof and related matters, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the board of directors and otherwise in accordance with the provisions of the applicable convertible Securities, if any, such Ordinary Shares will be validly issued, fully paid and non-assessable.

2.	With respect to the Warrants, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance of the underlying ADS’s and/or Ordinary Shares, and the issuance and terms of any Warrants, the related Warrant Agreement, the terms of the offering thereof and related matters and (b) due execution, authentication, issuance and delivery of such Warrants upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the board of directors and otherwise in accordance with the provisions of the applicable Warrant Agreement, such Warrants will constitute valid and legally binding obligations of the Company to the extent governed by Israeli law.

3.	With respect to the Subscription Rights, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance and terms of any Subscription Rights, the related Subscription Rights Agreement and the ADSs and/or Ordinary Shares, the terms of the offering thereof and related matters and (b) due execution, countersignature (where applicable), authentication, issuance and delivery of such Subscription Rights upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the board of directors and otherwise in accordance with the provisions of the applicable Subscription Rights Agreement, such Subscription Rights will constitute valid and legally binding obligations of the Company to the extent governed by Israeli law.

4.	With respect to the Units, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance and the terms of the Units, the related Unit Agreement and any Securities which are components of the Units, the terms of the offering thereof and related matters and (b) due execution, countersignature (where applicable), authentication, issuance and delivery of the Units and the Securities that are components of such Units in each case upon the payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the board of directors, and otherwise in accordance with the provisions of the applicable (i) Warrant Agreement, in the case of Warrants and (ii) Subscription Rights Agreement, in case of Subscription Rights, such Units will be validly issued and will entitle the holders thereof to the rights specified in the Unit Agreements to the extent governed by Israeli law.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

1.	We are members of the Israel Bar, and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than the State of Israel. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters.

2.	Our opinions herein are subject to and may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relative to fraudulent conveyances, preference and equitable subordination, (ii) general principles or equity (regardless of whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) requirements that a claim with respect to any Securities denominated other than in United States dollars (or a judgment denominated other than in United States dollars with respect to such a claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law, and (v) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

3.	Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

4.	We express no opinion as to the enforceability of any provision in any Warrant Agreement, Subscription Rights Agreement, Unit Agreement, or other agreement purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) confer subject matter jurisdiction on a court not having independent grounds therefor, (C) modify or waive the requirements for effective service of process for any action that may be brought, (D) waive the right of the Company or any other person to a trial by jury, (E) provide that remedies are cumulative or that decisions by a party are conclusive, or (F) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law.

5.	We express no opinion as to the enforceability of any rights to indemnification or contribution provided for in any Warrant Agreement, Subscription Rights Agreement, Unit Agreement or other agreement which are violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) or the legality of such rights.

6.	You have informed us that you intend to issue the Securities from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. We understand that prior to issuing any Securities you will afford us an opportunity to review the operative documents pursuant to which such Securities are to be issued (including the applicable Prospectus Supplement) and will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate by reason of the terms of such Securities.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Securities. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Doron, Tikotzky, Kantor, Gutman, Nass Amit Gross & Co.
Advocates & Notaries